UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2019

Montage Resources Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36511	46-4812998
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 West John Carpenter Freeway, Suite 300 Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (469) 444-1647

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2019, Montage Resources Corporation, a Delaware corporation (the “Company”), entered into executive employment agreements (each, an “Employment Agreement” and collectively, the “Employment Agreements”), effective as of March 1, 2019, with each of the following executive officers (each, an “Executive Officer” and collectively, the “Executive Officers”): (i) John K. Reinhart, President and Chief Executive Officer of the Company, and (ii) Michael L. Hodges, Executive Vice President and Chief Financial Officer of the Company.

The Employment Agreements are for an initial term of three years, and automatically extend for an additional one-year renewal term for every year thereafter unless the Company or the Executive Officer gives written notice to the other party that the automatic extension will not occur at least 90 days prior to the end of the initial term, or, if applicable, the then-current renewal term, in each case, unless terminated earlier in accordance with the terms and conditions set forth therein. Pursuant to the terms of the Employment Agreements, Messrs. Reinhart and Hodges will (i) receive an annual base salary of $675,000 and $400,000, respectively, and (ii) be eligible to receive an annual performance-based bonus equal to 100% and 85%, respectively, of their base salaries. The base salaries and the annual performance-based bonus percentages may be increased by the Company’s Board of Directors or a designated committee thereof in its discretion but may not be decreased without the Executive Officer’s written consent.

The Employment Agreements also provide each Executive Officer with certain severance benefits upon termination. If the Executive Officer’s employment is terminated by the Company without “Cause” or by the Executive Officer for “Good Reason” (as such terms are defined in the Employment Agreements), then, subject to the execution and delivery and non-revocation of a release:

•

(A) if the Executive Officer’s employment terminates prior to a Change of Control (as such term is defined in the Employment Agreements) or after the date that is twelve (12) months after a Change of Control, then the Company will pay the Executive Officer an amount equal to 2.5 times (in the case of Mr. Reinhart) and 1.75 times (in the case of Mr. Hodges) the sum of (i) the Executive Officer’s annual base salary as of the termination date and (ii) an amount equal to the Executive Officer’s target annual bonus for the fiscal year that includes the termination date; or

(B) if the Executive Officer’s employment terminates on the date of a Change of Control or within twelve (12) months after a Change of Control, then the Company will pay the Executive Officer an amount equal to 3.0 times (in the case of Mr. Reinhart) and 2.0 times (in the case of Mr. Hodges) the sum of (i) the Executive Officer’s annual base salary as of the termination date and (ii) an amount equal to the Executive Officer’s target annual bonus for the fiscal year that includes the termination date;

•

the Company will reimburse the Executive Officer for any amounts necessary to continue the health care coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the Executive Officer and his qualified dependents for a period of up to 18 months following the termination date; and

•	the Company will pay the Executive Officer a prorated annual bonus for the year of termination.

If the Executive Officer’s employment is terminated upon the Executive Officer’s death or “Disability” (as defined in the Employment Agreements), then, subject to the execution and delivery and non-revocation of a release, the Company will make a lump sum payment to the Executive Officer equal to one times the Executive Officer’s annual base salary as of the termination date and the Company will reimburse the Executive Officer, his spouse or his eligible dependents, as applicable, for any amounts necessary to continue health care coverage in accordance with the requirements of COBRA for the Executive Officer and his qualified dependents for a period of up to 18 months following the termination date.

The Employment Agreements also contain non-solicitation, non-competition and confidentiality covenants on behalf of the Executive Officers in favor of the Company. In addition, any amounts payable to the Executive Officers under the Employment Agreements will be subject to the “clawback” policy of the Company, as in effect from time to time.

Copies of the Employment Agreements are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing descriptions of the Employment Agreements are not complete and are qualified in their entirety by reference to the full text of the Employment Agreements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Executive Employment Agreement, effective as of March 1, 2019, by and between Montage Resources Corporation and John K. Reinhart

10.2	Executive Employment Agreement, effective as of March 1, 2019, by and between Montage Resources Corporation and Michael L. Hodges

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONTAGE RESOURCES CORPORATION

Date: April 16, 2019	By:	/s/ Paul M. Johnston
	Name:	Paul M. Johnston
	Title:	Executive Vice President, General Counsel and Corporate Secretary